Company Contact: Investor Relations 408 248 6000 ext. 198 ir@petairways.com

Pet Airways, Inc. Announces Fourth Quarter and Full Year Results.

Full Year 2010 Revenues of $1.3 million; more than double prior year.
Gross Margin close to breakeven in the fourth quarter 2010.

Delray Beach, FL – March 28, 2010 -.  Pet Airways, Inc. (OTCQB: PAWS), the world’s only airline designed specifically for the comfortable and safe transportation of pets, reported results for its fourth quarter and the year ended December 31, 2010.

Andrew Warner, President and CFO said “We are pleased that we generated record revenues in the fourth quarter and that our gross margin was close to breakeven. We continued to show significant revenue growth both year over year and sequentially reflecting continuing strong demand for our services and ended the year with over $1.5 million in cash and cash equivalents.”

Dan Wiesel, Chairman and CEO of Pet Airways, Inc. said “2010 was an outstanding year that gives us a solid base for 2011. The growth in full year revenues illustrates the demand we are seeing and we look forward to continuing to grow the markets we serve and opening Pet Lounges in more cities in 2011.”

Highlights for the Fourth Quarter Ended December 31, 2010

•	Revenue for the fourth quarter of 2010 was $476,000, compared to $382,000 in the fourth quarter of 2009, an increase of approximately 25 percent.

•	Gross loss decreased approximately 90 percent to $(5,500) for the fourth quarter of 2010 compared to $(57,000) in the fourth quarter of 2009.

•
Net loss for the fourth quarter of 2010 was $(1,419,000) or $(0.04) per share, compared to net loss of $(432,000), or $(0.02) per share in the fourth quarter of 2009. Net loss for the fourth quarter of 2010 included $54,000 of non-cash stock based compensation expense to a non-employee.

Highlights for the Year Ended December 31, 2010

•	Revenue increased approximately 114 percent to $1,348,000, compared to $629,000 in 2009.

•	Net loss for 2010 was $(4,056,000) or $(0.13) per share, compared to a net loss of $(1,219,000), or $(0.05) per share for 2009.

•
Net loss for 2010 included approximately $1,261,000 or $0.04 per share of non-cash stock based compensation expenses, $362,000 in one-time cost related to completing our reverse acquisition and $141,000 in initial public company reporting costs. No non-cash stock based compensation expense was recorded in 2009.

Guidance

Based on our ability to raise significant additional capital during the first quarter of 2011 to fund our growth and other operating assumptions detailed in the Form 8-K filed with the SEC on March 8, 2010, the Company expects 2011 revenues to be more than double 2010 revenues and we expect to record positive gross margins by the fourth quarter of 2011. The Company expects continued revenue growth and positive gross margins in 2012 and to be breakeven on a cash basis in the fourth quarter of 2012.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts, including, without limitation, statements regarding future financial position, business strategy, budgets, projected sales, projected costs, and management objectives, are forward-looking statements.  Terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," “illustrates”, or "believes" or the negative thereof, any variation thereon or similar terminology are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely from the results proposed in such statements.  Important factors that could cause actual results to differ from our expectations include, but are not limited to: the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our business plan; our ability to control costs; our ability to attract and retain customers; transportation demand; general economic conditions; costs of aviation fuel; competitive pricing pressures; governmental regulation; weather conditions; and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption "Risk Factors" in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2011 and other filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by the foregoing cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in our expectations or events after the date hereof.

About Pet Airways, Inc.

Pet Airways Inc. is the first airline specifically designed for the safe and comfortable transportation of pets. Pet Airways' Pawsengers™ travel in the specially equipped main cabin of its planes - where pets are continuously monitored by an In-Flight Pet Attendant and the climate is controlled for maximum pet comfort. With Pet Airways Inc., Pet Parents can be assured their animals will be treated with tender, loving care throughout the journey.  The airline launched flight operations in 2009 and currently serves coast-to-coast destinations across the U.S., including Los Angeles, Phoenix, Denver, Omaha, Chicago, Baltimore, New York, Atlanta and Ft. Lauderdale. It recently announced its expansion into Orlando.

For more information, go to www.petairways.com

Tables Follow –

PET AIRWAYS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Audited)

	For The Years Ended December 31,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$1,511,057	$171,256
Receivables and prepaid expenses	242,488	-

Total current assets	1,753,545	171,256

Property and equipment, net	129,959	57,731

Other non-current assets	30,787	31,200

Total assets	$1,914,291	$260,187

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
14% convertible debenture	$250,000	$-
Accounts payable and accrued expenses	892,375	89,175
Unearned revenue	125,603	94,616

Total current liabilities	1,267,978	183,791

Non-current liabilities:
8% convertible debentures, net of discount	304,193	-

Total liabilities	1,572,171	183,791

Stockholders' equity	342,120	76,396

Total liabilities and stockholders’ equity	$1,914,291	$260,187

PETAIRWAYS, INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In $s, except share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
	(Unaudited)		(Audited)
Revenue	$475,897	$381,949	$1,348,491	$628,829

Cost of revenue	481,430	438,708	1,588,693	890,005

Gross loss	(5,533)	(56,759)	(240,202)	(261,176)

Operating expense:

Sales, general and administrative	1,233,921	384,569	3,560,555	959,504

Loss from operations	(1,239,454)	(441,328)	(3,800,757)	(1,220,680)

Other income (expense), net	(179,829)	9,615	(255,148)	1,973

Loss before income taxes	(1,419,283)	(431,713)	(4,055,905)	(1,218,707)

(Provision) benefit for income taxes	-	-	-	-

Net loss	$(1,419,283)	$(431,713)	$(4,055,905)	$(1,218,707)

Net loss per share	$(0.04)	$(0.02)	$(0.13)	$(0.05)

Weighted average shares used in calculation of net loss per share	36,879,832	26,670,468	32,365,036	24,770,195